Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 17, 2013 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2012.

Unitholders of record on January 30, 2013 will receive a distribution amounting to $4,420,000 or $0.26 per unit, payable February 14, 2013.

The underlying oil and gas properties subject to the Trust’s net profits interest include properties located in Brazos County, Texas. VOC Brazos is continuing to develop the Woodbine C Sand underlying the Kurten Woodbine Unit in the area, utilizing horizontal wells completed with multiple fracture stimulations together with recompletions of existing vertical wellbores into additional pay intervals. In September 2012, VOC Brazos began producing from the first of three horizontal wells planned for 2012.  The second horizontal well was abandoned due to mechanical issues with the wellbore. As a result of the abandoned horizontal well, future production volumes for the underlying properties associated with the one well in the Kurten Woodbine Unit, which has 105 producing wells, will be delayed. VOC Brazos has informed the Trust that the remaining cost of the abandoned well with respect to the Trust’s net profits interest is approximately $2.0 million, which was included in calculating this announced quarterly distribution. While this announced distribution and future distributions to the Trust from the net profits interest are anticipated to be impacted by this event, this event does not impair the reserves in the Kurten Field, and the Trust will not lose barrels in connection with calculating the term of the net profits interest.  Additionally, VOC Brazos may elect to drill the abandoned well from a new location in 2013.  The third horizontal well planned for 2012 was spudded in October 2012 and put on production in December 2012.

Volumes, price and net profits for the payment period were:

Volume (BOE)	216,954
Proceeds (per BOE)	$79.74
Gross Proceeds	$17,298,985
Costs	$12,052,259
Net Profits	$5,246,726
Percentage applicable to Trust’s 80%
Net Profits Interest	$4,197,381

Decrease in cash reserve held by VOC Brazos Energy Partners, L.P.	$250,000
Total cash proceeds available for the Trust	$4,447,381
Provision for estimated Trust expenses	$(27,381)
Net cash proceeds available for distribution	$4,420,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2012.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(855) 802-1094

919 Congress Avenue, Austin, TX  78701